CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”  in the Prospectus, and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference of our report dated February 23, 2009 on the financial statements of the COUNTRY VP Growth Fund and COUNTRY VP Bond Fund, each a series of the COUNTRY Mutual Funds Trust (the “Trust”) for the year ended December 31, 2008, in the Registration Statement (Form N-1A) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 24 under the Securities Act of 1933 (File No. 333-68270).

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
April 28, 2009